ARTICLES OF AMENDMENT
                 TO THE RESTATED ARTICLES OF INCORPORATIONOF
                           WINN-DIXIE STORES, INC.
      Pursuant to Section 607.1006, Florida Business Corporation Act, the
undersigned Corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation:

     1.   The name of the Corporation is WINN-DIXIE STORES, INC.

     2. The Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on October 28, 1991.

     3. Articles of Amendment to the Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on October 13, 1992.

     4. The following amendment to the Restated Articles of Incorporation was adopted by the Corporation on October 5, 1994, pursuant to Section 607.1003, Florida Business Corporation Act, having been adopted by the Directors of the Corporation on July 25, 1994, and by the Shareholders of the Corporation at its Annual Meeting on October 5, 1994, at the headquarters office of the Corporation, 5050 Edgewood Court, Jacksonville, Florida 32254:

          "The first sentence of ARTICLE THIRD of the Restated Articles of Incorporation, as heretofore amended, of the Corporation be and it hereby is amended by deleting such sentence in its entirety and substituting in lieu thereof the following:

               "The total number of shares, including those previously authorized, which the Company may have outstanding at any time is 200,000,000 shares, all of which shall be Common Stock, having a par value of $1.00 per share."

     5. The number of shares of the single class of shares of common stock of the Corporation outstanding and entitled to vote thereon was 74,114,668, of which a majority sufficient for approval of 60,266,616 shares voted for the amendment and 3,234,699 shares voted against the amendment.

     6. In accordance with the provisions of Section 607.0705, Florida Statutes, written notice of the Annual Shareholders' Meeting containing a summary of the changes to be effected by the proposed amendment was given to each Shareholder of record of the Corporation in accordance with the applicable laws of the State of Florida and the By-Laws of the Corporation.

     IN WITNESS WHEREOF, Winn-Dixie Stores, Inc. has caused these
Articles of Amendment to Restated Articles of Incorporation to be executed in its corporate name by its respective President and Assistant Secretary under the seal of the Corporation on the 5th day of October, 1994.
                                       WINN-DIXIE STORES, INC.

                               BY___________________________
                                   Its          President


                               By____________________________
                                   Its           Assistant Secretary

STATE OF FLORIDA

COUNTY OF DUVAL

    The foregoing instrument was acknowledged before me this 5th day of October, 1994 by James Kufeldt and Ronald D. Peterson, President and Assistant Secretary, respectively, of Winn-Dixie Stores, Inc., a
Florida corporation, on behalf of the corporation, who are personally known to me and who did not take an oath.

              _________________________
              Printed Name:_________________
                                       Notary Public, State of Florida

              My commission expires:

              ______________________________